TCS Contact:	Investor Relations:
TeleCommunication Systems, Inc. Meredith Allen 410-295-1865 PR@telecomsys.com	Liolios Group, Inc. Scott Liolios 949-574-3860 info@liolios.com

TeleCommunication Systems Announces Appointments of
Don C. Bell, III and Michael P. Madon to Its Board of Directors

Weldon H. Latham Elected Lead Independent Director;
TCS Chief Operating Officer Richard A. Young Resigns from Board

ANNAPOLIS, Md. – March 3, 2015 – TeleCommunication Systems (TCS) (NASDAQ: TSYS), a world leader in secure and highly reliable wireless communication technology, today announced that it has expanded the size of its board of directors from eight to nine members with the appointments of Don C. Bell, III and Michael P. Madon. The Board also has elected Weldon H. Latham to be lead independent director, and TCS Executive Vice President and Chief Operating Officer Richard A. Young has resigned from the Board. The appointments and resignation became effective on March 1, 2015.

Technology entrepreneur Don Bell has been a private investor since 2011. He is currently a board director of Wireless Telecom Group (WTT). Previously in his career, he co-founded and subsequently sold an internet marketing firm, has been a member of the investment banking division of Goldman Sachs and a senior executive at Goldman Sachs Capital Partners portfolio companies.

Michael Madon is a seasoned cyber and intelligence professional. Before joining RedOwl Analytics as vice president, he was the Deputy Assistant Secretary in the U.S. Treasury’s Office of Intelligence and Analysis (OIA).

TCS Chairman, President and Chief Executive Officer Maurice B. Tosé said: “Don and Michael are welcomed additions to our Board, bringing relevant industry expertise and fresh ideas. Likewise, we are grateful to departing Board member, Richard A. Young, for his years of insightful contribution.”

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure; cybersecurity; defense and aerospace components; and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

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